CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of PMFM Investment Trust and to the use of our report dated June 23, 2006 on the PMFM Tactical Preservation Portfolio Trust, the PMFM Managed Portfolio Trust, the PMFM Core Advantage Portfolio Trust and the PMFM Tactical Opportunities Portfolio Trust's (each a series of shares of PMFM Investment Trust) financial statements and financial highlights as of and for the year ended May 31, 2006. Such financial statements and financial highlights appear in the 2006 Annual Reports to Shareholders that are incorporated by reference into the Statement of Additional Information.



                                        /s/  Briggs, Bunting & Dougherty, LLP

                                             Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
August 28, 2006